Exhibit 10.15

SERVICES AGREEMENT

between

 LIBERTY INTERACTIVE CORPORATION

and

PROVIDE COMMERCE, INC.

SERVICES AGREEMENT

This SERVICES AGREEMENT, dated as of December 31, 2014 (this “Services Agreement”), is entered into between Liberty Interactive Corporation, a Delaware corporation (“Liberty”) and Provide Commerce, Inc., a Delaware corporation (“Provide” and, Provide together with Liberty, the “Parties” and each a “Party”).

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of July 30, 2014 (the “Stock Purchase Agreement”), by and among FTD Companies, Inc., a Delaware corporation (“FTD”), Liberty and Provide, FTD will acquire 100% of the issued and outstanding shares of common stock of Provide from Liberty for the consideration set forth in the Stock Purchase Agreement (the “Transactions”);

WHEREAS, in connection with the consummation of the Transactions, and pursuant to the terms of the Stock Purchase Agreement, prior to the closing of the Transactions (the “Closing”); Provide will transfer (x) the shares of common stock of its Subsidiary conducting the business known as RedEnvelope (the “Business”), Provide Gifts, Inc. (“RedEnvelope”), by way of a distribution to a wholly-owned Subsidiary of Liberty and (y) certain employees and assets of Provide and the Company Subsidiaries primarily used in the Business, as mutually agreed by FTD and Liberty pursuant to the terms of the Stock Purchase Agreement;

WHEREAS, in connection with the Transactions, Liberty and its Subsidiaries, including RedEnvelope, desire to procure certain services from Provide for a period of time, and Provide is willing to provide such services during a transition period commencing on the Effective Date (as defined in Section 6.01), on the terms and conditions set forth in this Services Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Services Agreement, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.01.     All terms used herein and not defined herein shall have the meanings assigned to them in the Stock Purchase Agreement.

ARTICLE II

Agreement To Provide and Accept Services

2.01.    Provision of Services.

(a)                                       On the terms and subject to the conditions contained herein, Provide agrees with Liberty that it shall provide, or, at its discretion, shall cause its Subsidiaries and their respective employees designated by Provide (such designated Subsidiaries and employees, together with Provide, being herein collectively referred to as the “Service Providers”) to provide, to

RedEnvelope (or another Subsidiary of Liberty as determined by Liberty, RedEnvelope and such other Subsidiaries (together with Liberty, each being referred to herein as a “Receiving Party” or, collectively, the “Receiving Parties”) the services (“Services”) listed on the Schedule of Services attached hereto as Exhibit A  (the “Services Schedule”).

(b)                                       Each Service shall be provided in exchange for the consideration set forth with respect to such Service on the Services Schedule (subject to Section 3.04(b)(i)) or as the Parties may otherwise agree in writing.  Each Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on the Services Schedule.

2.02.    Books and Records; Availability of Information.    Each of the Service Providers shall create and maintain accurate books and records in connection with the provision of the Services performed or caused to be performed by them. Upon reasonable notice from a Receiving Party, the Service Providers shall make available for inspection and copying by such Receiving Party’s agents such books and records to the extent relating to the Services provided to such Receiving Party hereunder during reasonable business hours.  Such inspection shall be conducted by such Receiving Party or its agents in a manner that will not unreasonably interfere with the normal business operations of the Service Providers.  The Receiving Party shall make available on a timely basis to the Service Provider all information and materials reasonably requested by the Service Provider to enable it to provide the Services.  The Receiving Party shall provide to the Service Provider reasonable access to the Receiving Party’s premises to the extent necessary for the purpose of providing the applicable Services.

ARTICLE III

Services; Payment; Independent Contractors

3.01.    Services To Be Provided.    Unless otherwise agreed between the Parties (including to the extent specified in the applicable entry on the Services Schedule), the Service Providers shall be required to perform the Services only in a manner, scope, nature and quality as provided by or within Provide that is similar in all material respects to the manner in which such Services were performed immediately prior to the Effective Date.  The Service Providers shall act under this Services Agreement solely as an independent contractor and not as an agent or employee of any Receiving Party or any of such Receiving Party’s Affiliates.  As an independent contractor, all overhead and personnel necessary to the Services required of the Service Provider hereunder shall be the Service Provider’s sole responsibility and shall be at the Service Provider’s sole cost and expense.  The Service Provider shall not have the authority to bind a Receiving Party by contract or otherwise.  The Parties will use good faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services, including, without limitation, providing, subject to Section 3.02, any necessary licenses with respect to Intellectual Property of a Party in connection with the provision of Services.

3.02.     Third Party Consents.  The Receiving Parties understand, acknowledge and agree that certain Services to be provided by the Service Providers may be provided by or through the use of unaffiliated third parties on behalf of a Service Provider pursuant to contracts, including licenses of Intellectual Property, to which the Receiving Parties are not a party (collectively,

“Third Party Contracts”).  The Receiving Parties also understand, acknowledge and agree that the continued participation in such Third Party Contracts by such third parties in providing Services may require the Service Providers to obtain additional consents, approvals, permissions or licenses (collectively, “Authorizations”), and that obtaining such Authorizations may involve additional costs, expenses, fees, charges or commissions (“Authorization Expenses”).  The Service Providers agree to use reasonable best efforts to seek and obtain any Authorizations necessary pursuant to such Third Party Contracts to provide Services to the Receiving Parties; provided, however, that the Service Providers shall not be required to obtain any Authorizations (i) if such Authorizations would require the Service Providers to modify, amend or otherwise alter a Third Party Contract in a manner that, in the Service Provider’s good faith judgment, is not commercially reasonable or (ii) to the extent that the Receiving Parties do not agree to be fully responsible for any Authorization Expenses related thereto.  On termination or expiration of any Third Party Contract during the term of this Services Agreement, the Service Provider shall not be obligated to continue to provide, or cause the provision of, the Services to which the relevant Third Party Contract relates, but at the Receiving Party’s request, the Service Provider shall use reasonable best efforts to cooperate with the Receiving Party and reasonably assist it to enter into its own agreements with third parties (including identifying and approaching the applicable vendor (or another third party vendor) with whom the Receiving Party shall enter into its own third party contract at a price and upon terms that are mutually agreeable to the Receiving Party and such vendor relating to such Service).

3.03.    Additional Services.

(a)                                 From time to time during the term applicable to any Service being provided by a Service Provider, Liberty may request, in writing, for Provide (i) to provide additional or different services which Provide is not expressly obligated to provide under this Services Agreement if such services are of the type and scope provided by Provide or its Subsidiaries (other than RedEnvelope) to RedEnvelope during fiscal year 2014 or (ii) expand the scope of any Service (such additional or expanded services, the “Additional Services”).

(b)                                       Promptly after Liberty has requested Additional Services pursuant to Section 3.03(a), a representative of each of Liberty and Provide shall in good faith negotiate the terms of a supplement to the Services Schedule which will describe in detail the service, term and price to be charged for the Additional Services.  Once agreed to in writing, the supplement to the Services Schedule (a “Services Agreement Supplement”) shall be deemed part of this Services Agreement as of such date and the Additional Services shall be deemed “Services” provided by such Service Provider to such Receiving Party hereunder, in each case subject to the terms and conditions of this Services Agreement.  The foregoing provision shall not be construed as imposing any obligation on the part of Service Provider to enter into any agreement with the Receiving Party or to continue to negotiate with the Receiving Party in the event that Service Provider determines in good faith not to provide the requested additional service.

3.04.    Payments.

(a)                                 Except as set forth on the Services Schedule, statements will be delivered to the Receiving Party within fifteen (15) days after the end of each month by the Service Provider, and each such statement shall set forth a brief description of such Services, the amounts charged therefor, and, except as the Parties may agree or as set forth on the Services Schedule, such undisputed amounts shall be due and payable by the Receiving Party within thirty (30) days after the date of such statement.   Interest shall be payable on any amounts that are not paid by the due date for payment.  Interest shall accrue and be calculated on a daily basis at an annual rate equal to the prime rate (which shall mean the “prime rate” published in the “Money Rates” section of The Wall Street Journal) plus 2.0% or, if less, the maximum rate allowed by Law.  Receiving Parties shall not be entitled to set off or reduce payments owed to Service Providers hereunder by any amounts that it claims are owed to it by Service Providers under any other agreement.

(b)                                 Notwithstanding anything in the Services Schedule or this Services Agreement to the contrary:

i.                  Service Provider may submit additional statements in respect of (and the Payment for Service shall include) any costs incurred in and/or allocable to the provision of the Services by Provide or any other Service Provider that are in excess (in amount or kind) of those set forth in the Services Schedule, and the Receiving Party will pay such costs to the Service Provider as set forth in Section 3.04(a). Such excess costs may, without duplication to the amounts set forth in the applicable Payment for Service column set forth on the Services Schedule, include the following (to the extent incurred in and/or allocable to the provision of the Services): (a) the cost of licenses for software or other intellectual property (or other cost associated with obtaining rights to use software or intellectual property), including any termination, transfer, sublicensing, access, upgrade or conversion fees, (b) the cost of maintenance and support, including user support, (c) the fully loaded cost of personnel, (d) the cost of equipment, (e) the cost of disaster recovery services and backup services, (f) the cost of facilities and space, (g) the cost of supplies (including consumables), (h) the cost of utilities (HVAC, electricity, gas, etc.), (i) the cost of networking and connectivity, (j) the cost of legal fees associated with any advice, activities or agreements related to the foregoing areas and (k) any reasonable out-of-pocket expenses incurred by any Service Provider with third parties in connection with the provision of Services (including one-time set-up costs, license fees, costs to enter into third party agreements, costs to exit third party agreements, termination fees, and other costs incurred in connection with contractors or other third parties).

ii.               Service Providers shall only be required to perform the Services to the extent that such performance does not commercially interfere with the ordinary operations of such Service Provider, and shall be entitled to reasonably prioritize their respective businesses over the performance of the Services.

3.05.    Disclaimer of Warranty.    THE SERVICES TO BE PURCHASED UNDER THIS SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR

ANY PARTICULAR PURPOSE.  Subject in all respects to Section 3.04(b)(ii), in the event that the provision of any Service for the account of the Receiving Party by a Service Provider conflicts with the Service Provider’s provision of such Service for its own account, priority for the provision of such Service shall be allocated in an equitable manner on an aggregate basis, and in a manner consistent with the Receiving Party’s level of use of such Service during fiscal year 2014 up to the Effective Date (or as described in the applicable entry on the Services Schedule).

3.06.    Taxes.    Without limiting any provision of this Services Agreement, the Receiving Party shall be responsible for and shall pay any and all sales, use, service, value added, and other similar taxes or charges (together with any related interest and penalties) imposed on, or payable with respect to, any service fees or charges payable pursuant to this Services Agreement.

3.07.    Use of Services.    The Receiving Party, agrees with the Service Provider that it shall not, and shall cause its Subsidiaries not to, resell any Services to any Person whatsoever or permit the use of the Services by any person other than in connection with the conduct of the Receiving Party’s operations as conducted immediately prior to the Effective Date.

3.08.                     Data Transfer.    In order to assist in the migration of data related to the Business to the Receiving Party’s systems, the Service Providers shall transfer to the Receiving Party all data related solely to the Business, as requested by the Receiving Party from time to time during the term hereof. Such data shall include, without limitation, customer records over the life of the Business, purchasing history of all customers for the prior two (2) years, and product and vendor lists and data for the prior five (5) years, in each case to the extent reasonably available and accessible to the Service Providers. The Receiving Party acknowledges and agrees that customer data transferred pursuant hereto will relate only to the Business and that the Service Providers are not required to undertake actions that (i) are not commercially reasonable (including with respect to segregating customer information related to the Business that is aggregated with customer information that is not related to the Business) or (ii) are not consistent with Law or with the existing privacy policies of any applicable Service Provider.

ARTICLE IV

Term of Services

4.01.     Subject to Section 6.01, the provision of each Service shall commence on the date hereof and shall terminate on the earlier of April 30, 2015 or the date indicated for each such Service in the applicable entry on the Services Schedule; provided, however, that subject to the applicable entry on the Services Schedule, any Service may be cancelled or reduced in amount or any portion thereof by the Receiving Party upon ten (10) days written notice thereof (or such other notice period if one is set forth for such Service in the applicable entry on the Services Schedule).

ARTICLE V

Liabilities

5.01.    Limitation of Liability.  Subject to Section 5.02 hereof, the liability of the Service Provider with respect to this Services Agreement to the Receiving Party or in respect of any Services provided to the Receiving Party or any act or failure to act in connection herewith, or from the sale, delivery, provision or use of any Service provided under or covered by this Services Agreement, shall not exceed the aggregate fees paid to the Service Provider by the Receiving Party pursuant to the terms of this Services Agreement and the Service Provider shall not be liable for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever (except, in each case, to the extent such damages are paid pursuant to an award in a legal proceeding (or settlement thereof) to third parties by such Party or its Affiliates); provided, that in the case of an intentional breach of this Services Agreement by a Service Provider or the willful misconduct of a Service Provider, this Section 5.01 shall not apply.

5.02.    Obligation to Re-perform.  In the event of any breach of this Services Agreement by the Service Provider resulting from any error or defect in the performance of any Service (which breach such Service Provider can reasonably be expected to cure by re-performance in a commercially reasonable manner), the Service Provider shall use its reasonable best efforts to correct in all material respects such error, defect or breach or re-perform in all material respects such Service upon receipt of the written request of the Receiving Party.

5.03.    Indemnity.  Except as otherwise provided in this Services Agreement, each Party shall indemnify, defend and hold harmless the other Party, its Affiliates, employees, representatives and agents from and against any Losses arising out of the intentional breach of this Services Agreement or the willful misconduct of the indemnifying party or its Affiliates, employees, agents, or contractors with respect to the performance or nonperformance of Services hereunder in accordance herewith.  The procedures set forth in Sections 8.4 of the Stock Purchase Agreement shall apply to any claim for indemnification hereunder.

ARTICLE VI

Effectiveness; Certain Deemed References; Termination

6.01.   Effectiveness; Certain Substitutions.  The provision of Services hereunder to RedEnvelope, Liberty and its other Subsidiaries shall commence as of the Closing Date (the time of commencement of the provision of such Services being referred to as the “Effective Date”).

6.02    Termination.  Notwithstanding anything herein to the contrary, the rights and obligations of each Party under this Services Agreement shall terminate, and the obligation of the Service Provider to provide or cause to be provided any Service shall cease, on the earliest to occur of (i) the last date indicated for the termination of any Service as indicated on the Services Schedule, (ii) the date on which the provision of all Services has been cancelled pursuant to Article IV hereof, (iii) the date on which this Services Agreement is terminated by either Party, as the case may be, in accordance with the terms of Section 6.03 hereof or (iv) April 30, 2015;

provided, that, in each case, no such termination shall relieve any Party of any liability for any breach of any provision of this Services Agreement prior to the date of such termination.

6.03.    Breach of Services Agreement.  If a Party shall cause or suffer to exist any material breach of any of its obligations to any other Party (the “Nonbreaching Party”) under this Services Agreement, and such breaching Party does not cure such default in all material respects within thirty (30) days after receiving written notice thereof from the Nonbreaching Party, the Nonbreaching Party shall have the right to terminate this Services Agreement to the extent of the rights and obligations of such Nonbreaching Party and breaching Party to each other hereunder immediately thereafter.

6.04.    Effect of Termination.   Sections 2.02 and 3.04 (with respect to Services provided through termination) hereof and Articles V, VI and VII hereof shall survive any termination or partial termination of this Services Agreement.

ARTICLE VII

Miscellaneous

7.01.     No-Third Party Beneficiaries.  Other than as provided in Section 5.03 and Section 7.03, this Services Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties hereto.

7.02.   Amendments; Waivers.

(a)                                 Any provision of this Services Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)                                 No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

(c)                                  Any consent provided under this Services Agreement must be in writing, signed by the Party against whom enforcement of such consent is sought.

7.03.    Successors and Assigns.  The provisions of this Services Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors (by merger, consolidation, transfer or otherwise) and permitted assigns.  Neither Party shall be permitted to assign its rights under this Services Agreement to any Person without the prior written consent of the other Party.

7.04.    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                                 This Services Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The Parties hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, of any other State Court of the State of Delaware or any Federal Court of the United States of America sitting in the State of Delaware (collectively, the “Delaware Courts”), in respect of the interpretation and enforcement of the provisions of this Services Agreement and of the documents referred to in this Services Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Courts, or that this Services Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Courts.  The Parties hereby consent to and grant the Delaware Courts jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.05 hereof or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SERVICES AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SERVICES AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.04(b).

7.05.   Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Services Agreement, shall be in writing and shall be deemed to have been duly given (A) when delivered in person, (B) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (C) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (D) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Liberty, addressed to it at:

Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile:	720.875.5401
Attention:	Richard N. Baer
E-Mail:	legalnotices@libertymedia.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4498
Facsimile:	212.259.2508
Attention:	Frederick H. McGrath
Jonathan Gordon
E-Mail:	frederick.mcgrath@bakerbotts.com
jonathan.gordon@bakerbotts.com

If to Provide, addressed to it at:

Provide Commerce, Inc.
c/o FTD Companies, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515
Facsimile:	630.724.6729
Attention:	Scott D. Levin
E-Mail:	slevin@ftdi.com

with a copy to (which shall not constitute notice):

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Facsimile:	216.579.0212
Attention:	Lyle G. Ganske

James P. Dougherty
Email:	lgganske@jonesday.com
jpdougherty@jonesday.com

7.06.     Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Services Agreement were not performed in accordance with the terms hereof and that Provide, on the one hand, or Liberty, on the other hand, whichever is not in breach of this Services Agreement, will be entitled to an injunction or injunctions to prevent breaches of this Services Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity, without the necessity of posting or securing any bond with respect thereto.

7.07.    Counterparts; Effectiveness.  This Services Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Services Agreement shall become effective when each Party hereto shall have received counterparts hereof signed by the other Party hereto.

7.08.    Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

7.09.    Severability.  If any term, provision, covenant or restriction of this Services Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Services Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith to modify this Services Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that in the absence of an agreement as to how to modify this Services Agreement, the remainder of this Services Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto, and such invalid, void or unenforceable provision of this Services Agreement shall be replaced with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such severed provision.

7.10.    No Strict Construction.  The Parties each acknowledge that this Services Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

7.11.    Ownership of Work Product.  The Service Provider acknowledges and agrees that it will acquire no right, title or interest (including any license rights or rights of use) to any work product resulting from the provision of Services hereunder for the Receiving Party’s exclusive use and such work product shall remain the exclusive property of the Receiving Party.  Each

Receiving Party acknowledges and agrees that it will acquire no right, title or interest (other than a non-exclusive, worldwide right of use) to any work product resulting from the provision of Services hereunder that is not for the Receiving Party’s exclusive use and such work product shall remain the exclusive property, subject to license, of the Service Provider.

7.12.    Confidentiality.  Each of Liberty and Provide (and their Subsidiaries) shall, and Liberty shall use commercially reasonable efforts to cause any other Receiving Parties to, hold, and shall use commercially reasonable efforts to cause each of its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential information and documents obtained from the other in connection with the provision of the Services, provided that any and all such Persons and entities to whom any such disclosure is made agree to be bound by the provisions of this Section.  The foregoing obligations shall apply unless disclosure is compelled by judicial or administrative process or by other requirements of law.  Information and documents of one Party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 7.12 to the extent such information or document (i) is previously known to or in the possession of the other Party (the “Recipient”) and is not otherwise subject to a requirement to keep confidential, (ii) becomes publicly available by means other than a breach by Recipient of the confidentiality obligations of this Services Agreement or (iii) is received from a third party without, to the knowledge of the Recipient after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

7.13.                                    Force Majeure.  No Party shall be liable for any failure or delay in performing any of its obligations under this Service Agreement so long as and to the extent such failure or delay is due to any cause beyond its reasonable control, including any act of God or a public enemy or terrorist, act of any military, civil or regulatory authority, change in any Law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications (including the Internet or other networked environment), power or other utility, labor problem, unavailability of supplies or extraordinary market conditions or any other cause beyond its reasonable control, whether similar or dissimilar to any of the foregoing.  Each Service Provider will promptly notify the Receiving Party, in writing, upon determining that the occurrence of such event of force majeure will cause any material interruption of Service or other material delay or failure to perform.  Upon the cessation of the force majeure event, such Service Provider will use reasonable best efforts to resume, or to cause any other relevant Service Provider to resume, its performance with the least practicable delay (provided that, at the election of the applicable Receiving Party, the applicable term for such suspended Service shall be extended by the length the force majeure event caused an interruption or delay of Service).  If the provision of any Services is suspended pursuant to this Section 7.13, then the obligations of the Receiving Party with respect to such suspended Services shall likewise be suspended.

7.14                  Stock Purchase Agreement.  Nothing contained in this Services Agreement is intended or shall be construed to amend, modify, augment or decrease in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Stock Purchase Agreement.

7.15                  Limitation on Scope.  NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR OBLIGATIONS WHATSOEVER IN CONNECTION HEREWITH, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Services Agreement to be executed by their duly authorized representatives.

LIBERTY INTERACTIVE CORPORATION

By:	/s/Christopher W. Shean

	Name:	Christopher W. Shean
	Title:	Senior Vice President & Chief
Financial Officer

PROVIDE COMMERCE, INC.

By:	/s/Chris Shimojima
	Name:	Chris Shimojima
	Title:	Chief Executive Officer

[Signature Page to Services Agreement]

Exhibit A

Exhibit A
Schedule of Services

Functional Area	Description of Service	Service End Date(1)	Payment for Service(2)

CUSTOMER SERVICE

Return and Prior Order Support	Access and return support.	Outside Date	January 2015: $25,000 February 2015: $5,000 March 2015: $2,500

IT SERVICES

Network Access through VPN, where applicable.	Same as pre-close level of access and support.	Outside Date	January 2015: $25,000 February 2015: $10,000 March 2015: $0 All OH Telecom and Network Services shall be billed to RedEnvelope at cost.

Segregated Data Storage on Provide’s Servers.	Access restricted to drive segments containing RedEnvelope data.	Outside Date

E-mail (including web based and VPN access)	Same as pre-close level of access and support.	Outside Date

Help Desk (including Footprints support for all IT Services specified herein)	Same as pre-close level of access and support.	Outside Date

(1)  Services contemplated in this Exhibit A shall initiate on the Effective Date. The Receiving Party shall have the right to terminate a service soon as practicable (in accordance with the terms of the Services Agreement) but the provision of such service shall not extend past April 1, 2015 (“Outside Date”). The Outside Date may be amended by the Parties from time to time upon written amendment of this Exhibit A.

(2)  Invoices shall be submitted electronically on a bi-weekly basis, with such amounts being due within thirty (30) days of receipt of invoice.

Telecom and Network Services (e.g. internet, phone, fax, conference call, video conference, support for company approved cell/smart phones, PDAs, etc.)	Same as pre-close level of access and support.	Outside Date

IT Backup/Data Security	Same as pre-close level of access and support.	Outside Date

Computer Accessories (e.g. keyboard, mouse, monitors, ethernet cables, etc.)	To the extent it is feasible, the same as pre-close level of access and support.	Outside Date	Provide will pass through the cost to purchase any additional accessories; such costs to be approved by RedEnvelope upon request for such accessories.

Computer Software (i.e. all laptop/desktop software currently licensed to Provide, like Microsoft Office, Exchange, etc.)

To the extent it is feasible, the same as pre-close level of access and support for those suites of software. Computer Software access and support is contingent upon RedEnvelope’s agreement to destroy any such Computer Software after use.

		Outside Date	Provide will pass through Provide’s cost to purchase/license any software

Additional Transition-Out Services	Assistance (as needed) to transition the above-listed services, stand-alone systems, or platforms of Provide out to RedEnvelope.	Outside Date	External cots shall pass through to RedEnvelope.

- Data Transfer;

- Hard Good transfer;

- Removal of Equipment.

MANAGEMENT SERVICES

Executive Management	Management of Wind-Down and Potential sale of Business and/or Assets

Continued legal support for corporate filings and notices from Provide	Includes access and support, including but not limited to support for corporate filings, notices, intellectual property management, and contract review.	Outside Date	January 2015: $117,566 February 2015: $66,495 March 2015: $41,462 All filing or outside costs incurred shall pass through to RedEnvelope. $80/hour for transition-related questions and support

Accounting Services	Same level	Outside Date

Invoice Processing	Provide will continue to administer the collection of receivables and payment of bills on behalf of RedEnvelope (Provide not responsible for payment)	Outside Date

Access to financial systems	Access and support as currently provided, plus normal course access and assistance for any transition to a new platform.	Outside Date

Payroll	Payroll services for salary, commissions, bonuses, direct deposit, manual checks, etc.	Outside Date

On-Site Wind-Down Services	Shut Down of Operations; Return Handling, etc.	Outside Date